AMENDMENT NUMBER 11

TO THE

SUB-ADVISORY AGREEMENT

This AMENDMENT NUMBER 11 (the “Amendment”) amends that certain SUB-ADVISORY AGREEMENT, dated August 2, 2017 (the “Agreement”), by and between Hartford Funds Management Company, LLC (“Adviser”), and Wellington Management Company LLP (“Sub-Adviser”), and is dated May 1, 2025.

WHEREAS, the Adviser has appointed and the Board of Directors (the “Board”) of The Hartford Mutual Funds, Inc. (the “Company”) has approved the Sub-Adviser to serve as the sub-adviser of the series of the Company listed on Schedule A (each a “Fund” and collectively, the “Funds”) to the Agreement; and

WHEREAS, pursuant to Section 12(b) of the Agreement, the Hartford AARP Balanced Retirement Fund was no longer subject to the terms of the Agreement effective after the close of business on October 25, 2024;

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate Schedules A and B to reflect the removal of Hartford AARP Balanced Retirement Fund;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 15 of the Agreement, Schedules A and B are deleted in their entirety and replaced with the attached Amended and Restated Schedules A and B to the Agreement.

2.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

3.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of May 1, 2025.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By: /s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Charles Mulhern
Name: Charles Mulhern
Title: Senior Managing Director

AMENDED AND RESTATED SCHEDULE A

List of Funds

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Wellington Management Company LLP, dated August 2, 2017, is dated May 1, 2025.

THE HARTFORD MUTUAL FUNDS, INC.

on behalf of:

The Hartford Balanced Income Fund

The Hartford Capital Appreciation Fund

Hartford Climate Opportunities Fund

Hartford Core Equity Fund

The Hartford Dividend and Growth Fund

Hartford Dynamic Bond Fund

Hartford Emerging Markets Equity Fund

The Hartford Emerging Markets Local Debt Fund

The Hartford Equity Income Fund

The Hartford Floating Rate Fund

Hartford Global Impact Fund

The Hartford Healthcare Fund

The Hartford High Yield Fund

The Hartford Inflation Plus Fund

Hartford International Equity Fund

The Hartford International Growth Fund

The Hartford International Opportunities Fund

The Hartford International Value Fund

Hartford Low Duration High Income Fund

The Hartford MidCap Fund

The Hartford MidCap Value Fund

Hartford Multi-Asset Income Fund

The Hartford Municipal Opportunities Fund

Hartford Municipal Short Duration Fund

Hartford Real Asset Fund

The Hartford Short Duration Fund

Hartford Small Cap Value Fund

The Hartford Small Company Fund

The Hartford Strategic Income Fund

Hartford Sustainable Municipal Bond Fund

The Hartford Total Return Bond Fund

The Hartford World Bond Fund

AMENDED AND RESTATED SCHEDULE B

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule B to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Wellington Management Company LLP, dated August 2, 2017, is dated May 1, 2025.

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